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                                                                   Exhibit 4.39














                           ASSET PURCHASE AGREEMENT

                                BY AND BETWEEN

                     OUTBACK/HAWAII-I, LIMITED PARTNERSHIP

                         ROY'S AUSSIE STEAKHOUSE, L.P.

                                      AND

                    ROY'S AUSSIE STEAKHOUSE NUMBER TWO, LLC

                          DATED AS OF JANUARY 1, 2000


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                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS


1.      PURCHASE AND SALE OF ASSETS........................................  1
        1.1.   Assets to be Transferred....................................  1
        1.2.   Excluded Assets.............................................  3

2.      ASSUMPTION OF LIABILITIES..........................................  3
        2.1.   Liabilities to be Assumed...................................  3
        2.2.   Liabilities Not to be Assumed...............................  4

3.      PURCHASE PRICE - PAYMENT...........................................  5
        3.1.   Purchase Price..............................................  5
        3.2.   Payment of Purchase Price...................................  5
        3.3.   Prorations................................................... 6
        3.4.   Other Payments and Adjustments............................... 6
        3.5.   Allocation of Purchase Price................................. 7

4.      REPRESENTATIONS AND WARRANTIES OF RAS1, RAS2 and RYE................ 7
        4.1.   Organization................................................. 7
        4.2.   Authority.................................................... 7
        4.3.   No Violation................................................. 8
        4.4.   Financial Statements......................................... 8
        4.5.   Tax Matters.................................................. 8
        4.6.   Accounts Receivable.......................................... 9
        4.7.   Inventory.................................................... 9
        4.8.   Absence of Certain Changes................................... 9
        4.9.   Absence of Undisclosed Liabilities.......................... 10
        4.10.  No Litigation............................................... 10
        4.11.  Compliance With Laws and Orders............................. 11
        4.12.  Title to and Condition of Properties........................ 12
        4.13.  Insurance................................................... 13
        4.14.  Contracts and Commitments................................... 13
        4.15.  Labor Matters............................................... 14
        4.16.  Employee Benefit Plans...................................... 14
        4.17.  Employment Compensation..................................... 15
        4.18.  Trade Rights................................................ 15
        4.19.  Major Suppliers............................................. 15
        4.20.  Affiliates' Relationships to Company........................ 15
        4.21.  Partner List.................................................16
        4.22.  Member List................................................. 16
        4.23.  Assets Necessary to Business................................ 16
        4.24.  No Brokers or Finders....................................... 16
        4.25.  Disclosure.................................................. 16



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5.      REPRESENTATIONS AND WARRANTIES OF BUYER............................ 16
        5.1.   Organization................................................ 16
        5.2.   Authority................................................... 16
        5.3.   No Brokers or Finders....................................... 17
        5.4.   Disclosure.................................................. 17

6.      EMPLOYEES - EMPLOYEE BENEFITS...................................... 17
        6.1.   Affected Employees.......................................... 17
        6.2.   Retained Responsibilities................................... 17
        6.3.   Payroll Tax................................................. 17
        6.4.   Termination Benefits........................................ 17
        6.5.   No Third Party Rights....................................... 18

7.      OTHER MATTERS...................................................... 18
        7.1.   Pre-Effective Date Revenue & Expenses....................... 18
        7.2.   Post-Effective Date Revenue & Expenses...................... 18
        7.3.   Noncompetition; Confidentiality............................. 18
        7.4.   Use of Name................................................. 19
        7.5.   Sales Tax Matters........................................... 20
        7.6.   Unemployment Compensation....................................20
        7.7.   Bulk Sales Compliance....................................... 20

8.      FURTHER COVENANTS OF RAS1, RAS2 AND RYE............................ 20
        8.1.   Access to Information and Records........................... 20
        8.2.   Conduct of Business Pending the Closing..................... 20
        8.3.   Consents.................................................... 21
        8.4.   Other Action................................................ 21
        8.5.   Disclosure.................................................. 21

9.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS........................ 21
        9.1.   Representations and Warranties True on the Closing Date..... 22
        9.2.   Compliance With Agreement................................... 22
        9.3.   Absence of Litigation....................................... 22
        9.4.   Consents and Approvals...................................... 22
        9.5.   Estoppel Certificates....................................... 22
        9.6.   Hart-Scott-Rodino Waiting Period............................ 22

10.     CONDITIONS PRECEDENT TO RAS1'S AND RAS2'S OBLIGATIONS.............. 22
        10.1.  Representations and Warranties True on the  Closing Date.... 22
        10.2.  Compliance With Agreement................................... 23
        10.3.  Absence of Litigation....................................... 23
        10.4.  Hart-Scott-Rodino Waiting Period............................ 23


11.     INDEMNIFICATION.................................................... 23
        11.1.  By RAS1, RAS2 and RYE....................................... 23



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        11.2.  By Buyer.................................................... 23
        11.3.  Indemnification of Third-Party Claims....................... 24
        11.4.  Payment..................................................... 24
        11.5.  No Waiver................................................... 24
        11.6.  Survival of Indemnification..................................24

12.     CLOSING.............................................................25
        12.1.  Documents to be Delivered by RAS1, RAS2 and RYE..............25
        12.2.  Documents to be Delivered by Buyer.......................... 26

13.     TERMINATION........................................................ 26
        13.1.  Right of Termination Without Breach......................... 26
        13.2.  Termination for Breach...................................... 26

14.     MISCELLANEOUS...................................................... 27
        14.1.  Disclosure Schedules........................................ 27
        14.2.  Further Assurance........................................... 27
        14.3.  Disclosures and Announcements............................... 27
        14.4.  Assignment; Parties in Interest............................. 27
        14.5.  Law Governing Agreement..................................... 28
        14.6.  Amendment and Modification.................................. 28
        14.7.  Notice...................................................... 28
        14.8.  Expenses.................................................... 29
        14.9.  Entire Agreement............................................ 30
        14.10. Counterparts................................................ 30
        14.11. Headings.................................................... 30
        14.12. Affiliate................................................... 30

         DISCLOSURE SCHEDULES

Schedule 1.1.(a)    -    Real Property Leases
Schedule 1.1.(d)    -    Personal Property Leases
Schedule 4.4        -    Financial Statements
Schedule 4.8        -    Change in Business Conditions
Schedule 4.10       -    Litigation Matters
Schedule 4.11.(b)   -    Licenses and Permits
Schedule 4.17       -    Employees With Annual Compensation in Excess
                           of $20,000
Schedule 4.19       -    Five Largest Suppliers
Schedule 4.20.(a)   -    Contracts with Affiliates
Schedule 4.20.(c)   -    Affiliate Obligations
Schedule 4.21       -    List of Partners



                                      III
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of January 1, 2000, is entered into by and among OUTBACK/HAWAII-I, LIMITED PARTNERSHIP, a Florida limited partnership ("Buyer"); ROY'S AUSSIE STEAKHOUSE, L.P., a Delaware limited partnership ("RAS1"); ROY'S AUSSIE STEAKHOUSE NUMBER TWO, LLC, a Delaware limited liability company ("RAS2"); and ROY YAMAGUCHI ENTERPRISES, INC., a Hawaii corporation, general partner of RAS1 and manager of RAS2 (hereafter referred to as "RYE").


                                    RECITALS

         WHEREAS, RAS1 owns and operates the Outback Steakhouse(R) restaurant located in Waikiki, Honolulu, Hawaii (the "Waikiki Restaurant"); and

         WHEREAS, RAS2 owns and operates the Outback Steakhouse(R) restaurant located in Kahana, Maui, Hawaii (the "Kahana Restaurant") (the Waikiki Restaurant and the Kahana Restaurant, are sometimes hereafter collectively referred to as the "Restaurants"); and

         WHEREAS, Buyer was formed to own, operate and franchise Outback Steakhouse(R) restaurants outside of the continental United States; and

         WHEREAS, Buyer desires to purchase from RAS1 and RAS2, RAS1 and RAS2 desire to sell to Buyer, and RYE desires to cause RAS1 and RAS2 to sell to Buyer the business and substantially all of the assets of RAS1 and RAS2, including the Restaurants.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE AND SALE OF ASSETS

         1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, as of January 1, 2000 (the "Effective Date") RAS1 and RAS2 shall, and RYE shall cause RAS1 and RAS2 to, sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to a parent of or to one or more majority-owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of RAS1 and RAS2, together with all rights and privileges associated with such assets and with the business of RAS1 and RAS2, including the Restaurants, other than the Excluded Assets (as hereinafter defined) (collectively the "Purchased Assets") free and clear of any debts, liabilities, claims, encumbrances or obligations other than the Assumed Liabilities, as hereafter defined. The Purchased Assets shall include, but not be limited to, the following:

                  1.1.(a) Leased Real Property. All of the leases of real property with respect to real property leased by RAS1 and RAS2, including the leases (the "Real Property Leases") described on
         SCHEDULE 1.1.(A) with respect to the real property described thereon (the "Leased Real Property").


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                  1.1.(b)  Personal Property. All machinery, equipment,
         smallwares, glassware, utensils, vehicles, tools, supplies, parts, furniture, fixtures, leasehold improvements and all other personal property owned, utilized or held for use by RAS1 and RAS2 on the Effective Date.

                  1.1.(c) Inventory. All inventories of food and/or beverages purchased by RAS1 or RAS2 and held at the Restaurants on the Effective Date (collectively the "Inventory").

                  1.1.(d) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by RAS1 and RAS2 described in SCHEDULE 1.1.(D) (the "Personal Property Leases").

                  1.1.(e) Trade Rights. RAS1's and RAS2's license to use the Trade Rights associated with the Outback Steakhouse(R) concept and operating system in the operation of the Restaurants. It is contemplated that the subject Outback Steakhouse(R) franchise agreements between RAS1 and RAS2, as franchisee, and Buyer, as franchisor, will be assigned to Buyer, and RAS1 and RAS2 shall be released from all rights, obligations and liabilities thereunder for any periods after midnight, December 31, 1999. As used herein, the term "Trade Rights" shall mean and include any and all: (i) trademark or service mark licenses or rights, business identifiers, trade dress, service marks, trade names, and brand names, all license agreements and/or registrations thereof and any applications therefor and all goodwill associated with the foregoing; (ii) copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship;
         (iii) contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party;
         (iv) inventions, know-how, discoveries, improvements, designs, trade secrets, royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (v) claims for infringement or breach of any of the foregoing.

                  1.1.(f) Contracts. Except as otherwise specifically provided herein, all of RAS1's and RAS2's rights in, to and under all contracts and purchase orders (hereinafter "Contracts") of RAS1 and RAS2. To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. RYE, RAS1, RAS2 and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or, on the part of Buyer to agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, RYE, RAS1 and RAS2 agree to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of RAS1 and RAS2 against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to RAS1 and RAS2, shall have no obligation pursuant to SECTION 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

                  1.1.(g) Computer Software. All computer source codes, programs and other software of RAS1 and RAS2, including all machine readable code, printed listings of code, documentation and related property and information of RAS1 and RAS2.

                  1.1.(h) Literature. All menus, sales literature, promotional literature and similar materials of RAS1 and RAS2.


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                  1.1.(i)  Records and Files. All records, files, invoices,
         customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of RAS1 and RAS2.

                  1.1.(j) Licenses; Permits. All licenses, permits and approvals of RAS1 and RAS2 to the extent the same may be assigned to Buyer.

                  1.1.(k) General Intangibles. All prepaid items, all causes of action arising out of occurrences before or after the Effective Date, and all other intangible rights and assets of RAS1 and RAS2.

         1.2. Excluded Assets. The provisions of SECTION 1.1 notwithstanding, RAS1 and RAS2 shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of RAS1, RAS2 or the Restaurants (collectively the "Excluded Assets"):

                  1.2.(a) Cash and Cash Equivalents. All cash and cash equivalents (which shall be deemed to include accounts receivable), other than petty cash balances at the Restaurants on the Effective Date.

                  1.2.(b) Consideration. The consideration delivered by Buyer to RAS1 and RAS2 pursuant to this Agreement.

                  1.2.(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

                  1.2.(d) Partnership Rights. RAS1's franchise to be a limited partnership, its certificate of limited partnership, seal, and other partnership records having exclusively to do with the limited partnership organization and capitalization of RAS1. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

                  1.2.(e) Limited Liability Company Rights. RAS2's franchise to be a limited liability company, its certificate of formation, seal, and other limited liability company records having exclusively to do with the limited liability company organization and capitalization of RAS2. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

2.       ASSUMPTION OF LIABILITIES

         2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, as of the Effective Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of RAS1, RAS2 and the Restaurants (collectively the "Assumed Liabilities"):

                  2.1.(a) Contractual Liabilities. RAS1's and RAS2's Liabilities arising from and after the Effective Date under and pursuant to the following Contracts:

                           (i)      All Real Property Leases described on
                  SCHEDULE 1.1.(A);

                           (ii)     All Personal Property Leases described in
                  SCHEDULE 1.1.(D);


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                           (iii)    Every Contract entered into by RAS1 or RAS2
                  in the ordinary course of its business which does not involve consideration or other expenditure by RAS1 or RAS2 payable or performable on or after the Effective Date in excess of $5,000 or performance over a period of more than 12 months;

                           (iv) The obligation to repay the $50,000 capital contribution of Bruce L. Uitto contributed by him for a 9% ownership interest in the Restaurants pursuant to the terms of the Limited Partnership Agreement of RAS1, provided that Mr. Uitto enters into an Employment Agreement and Partnership Agreement with Buyer containing substantially similar terms as contained in his Employment Agreement with RAS1; and

                           (v) The obligation to repay the $25,000 capital contributions of James Wagner and Stephen Long contributed by them for a 10% ownership interest in their respective Restaurants pursuant to the terms of the Limited Partnership Agreement of RAS1 and Operating Agreement of RAS2, provided that they each enter into an Employment Agreement and Partnership Agreement with Buyer.

         The Contracts described in subsections 2.1.(b)(i), (ii), (iii), (iv) and (v) above are hereinafter collectively described as the "Assumed Contracts."

                  2.1.(b) Liabilities Under Permits and Licenses. RAS1's and RAS2's Liabilities arising from and after the Effective Date under any permits or licenses listed in SCHEDULE 4.11(B) and assigned to Buyer as of the Effective Date (except that the liquor licenses shall be assigned to Buyer only upon approval of the Honolulu Liquor Commission and the Maui Liquor Control Commission).

        2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in SECTION 2.1, Buyer is not assuming any Liabilities of RAS1, RAS2 or the Restaurants and all such Liabilities shall be and remain the responsibility of RAS1 and RAS2. Notwithstanding the provisions of SECTION 2.1, Buyer is not assuming and RAS1 and RAS2 shall not be deemed to have transferred to Buyer the following Liabilities of RAS1 and RAS2:

                  2.2.(a) Certain Contracts. The Liabilities or Contracts of RAS1, RAS2 or the Restaurants which are not specifically named as Assumed Contracts pursuant to SECTION 2.1.(A).

                  2.2.(b) Taxes Arising from Transaction. Except as otherwise agreed in SECTION 14.8.(B)(I), any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

                  2.2.(c) Income and Franchise Taxes. Any Liability of RAS1 or RAS2 for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                  2.2.(d) Insured Claims. Any Liability of RAS1 or RAS2 insured against, to the extent such Liability is or will be paid by an insurer.

                  2.2.(e) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in SCHEDULE 4.10.

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                  2.2.(f)  Infringements. Any Liability to a third party for infringement of such third party's Trade Rights.

                  2.2.(g) Transaction Expenses. All Liabilities incurred by RAS1 or RAS2 in connection with this Agreement and the transactions contemplated herein.

                  2.2.(h) Liability For Breach. Liabilities of RAS1 or RAS2 for any breach or failure to perform any of RAS1's or RAS2's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Effective Date, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

                  2.2.(i) Liabilities to Affiliates. Liabilities of RAS1 or RAS2 to its present or former Affiliates, except obligations for compensation for services rendered as an employee pursuant to plans or practices disclosed pursuant to SECTION 4.16.

                  2.2.(j) Violation of Laws or Orders. Liabilities of RAS1 or RAS2 for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), except for any violations caused or explicitly permitted by Buyer, in which case liability is to be assumed by Buyer.

3.      PURCHASE PRICE - PAYMENT

         3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities,
(ii) Three Million Dollars ($3,000,000), (iii) the actual cost to RAS1 and RAS2 of the Inventory at the Restaurants and transferred to Buyer as of the Effective Date, (iv) any prorations specified in SECTION 3.3 and (v) adjusted by any other payments and adjustments specified in SECTION 3.4.

         3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

                  3.2.(a) Assumption of Liabilities. At the Closing, Buyer shall deliver to RAS1 and RAS2 such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

                  3.2.(b) Cash to RAS1 and RAS2. At the Closing, Buyer shall deliver to RAS1 and RAS2 the Purchase Price in immediately available funds.

                  3.2.(c)  Method of Payment. All payments under this SECTION
         3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the Buyer's option, by wire transfer of immediately available funds to an account designated by RAS1 and RAS2.



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         3.3.     Prorations. The following prorations relating to the
Restaurants and the Purchased Assets will be made as of the Effective Date, with RAS1 and RAS2 liable to the extent such items relate to any time period up to the Effective Date and Buyer liable to the extent such items relate to periods on or after the Effective Date. Except as otherwise specifically provided herein, the net amount of all such prorations, to the extent not already paid by Buyer, will be settled and paid on the Closing Date:

                  3.3.(a) Personal property taxes and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the Effective Date shall be paid by RAS1 and RAS2.

                  3.3.(b) Rents, additional rents, taxes and other items payable by RAS1 and RAS2 under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                  3.3.(c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken on the Effective Date and the respective obligations of the parties determined in accordance with such readings.

                  3.3.(d) All other items normally adjusted in connection with similar transactions, including gross sales receipts and usual and customary operating expenses arising from the operations of the Restaurants.

        If the actual receipts or expenses of any of the above items for the billing period within which the Effective Date falls is not known on the Closing Date, the proration shall be settled and paid as soon as is reasonably practicable after the Closing Date. RAS1 and RAS2 agree to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

         3.4.     Other Payments and Adjustments.

                  3.4.(a) Employment Compensation. The amount of wages and other remuneration due in respect of periods prior to the Effective Date to employees of RAS1 and RAS2 and the amount of bonuses due to such employees for all such periods will be paid by RAS1 and RAS2 directly to such employees. Buyer shall receive a credit on the Closing Date in an amount equal to all vacation, holiday and sick pay unpaid by RAS1 and RAS2 as of the Effective Date attributable to any period or partial period of employment by RAS1 or RAS2 prior to the Effective Date, plus employee payroll taxes applicable thereto due or to become due, for those employees of RAS1 or RAS2 who were employed by Buyer after the Effective Date and who have not as of the Effective Date taken vacation, holiday or sick time earned prior to the Effective Date.

                  3.4.(b) Security Deposits and Prepaid Expenses. The Purchase Price to be paid to RAS1 and RAS2 on the Closing Date pursuant to
         SECTION 3.2 shall be increased by any security deposits paid by RAS1 and RAS2 pursuant to any Real Property Leases transferred to the Buyer in accordance with the terms of this Agreement and prepaid expenses paid by RAS1 or RAS2 with respect to the Restaurants and for which the benefit is transferred to Buyer hereunder.

                  3.4.(c) Gift Certificates. The Purchase Price to be paid to RAS1 and RAS2 on the Closing Date pursuant to SECTION 3.2 shall be increased by a total of Twenty Eight Thousand Four Hundred Twenty Seven Dollars ($28,427) for gift certificates of the Buyer, or its affiliates, which were redeemed at the Restaurants prior to the Effective Date.

                  3.4.(d) Lease Negotiation Expenses. The Purchase Price to be paid to RAS1 and RAS2 on the




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         Closing Date pursuant to SECTION 3.2 shall be increased by the actual out-of-pocket expenses incurred by RAS1 and/or RAS2 in negotiating with Safeway, Inc. for a lease of real property in the Piilani Village Shopping Center, Kihei, Maui, Hawaii; provided however, that such expenses shall not exceed Ten Thousand Dollars ($10,000).

                  3.4.(e) Invoice. In lieu of the adjustments provided for in SECTIONS 3.4.(A) through 3.4.(D), either party may, subsequent to the Closing Date, invoice the other party for any item for which such party would be entitled to credit under SECTIONS 3.4.(A) through 3.4.(D) and the other party shall pay the undisputed amount within thirty (30) days of receipt of the invoice.

         3.5. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. RAS1, RAS2 and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS"). Buyer, RAS1 and RAS2 will disclose such reports to the other prior to filing with the IRS.

4.       REPRESENTATIONS AND WARRANTIES OF RAS1, RAS2 AND RYE

         RAS1, RAS2 and RYE, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein for a period of two (2) years from the Closing Date, except for those representations and warranties relating to tax matters which shall survive for a period equal to the statute of limitations with respect to such matters.

         4.1.     Organization.

                  4.1.(a) Organization. RAS1 is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. RAS2 is a limited liability company duly organized and in good standing under the laws of the State of Delaware.

                  4.1.(b) Power. RAS1 and RAS2 have all requisite partnership and limited liability company power and authority to own, operate and lease their properties, to carry on their business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by them pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                  4.1.(c) Qualification. RAS1 and RAS2 are duly licensed or qualified to do business as a foreign partnership and limited liability company, respectively, and are in good standing in Hawaii and in each jurisdiction wherein the character of the properties owned or leased by them, or the nature of their business, makes such licensing or qualification necessary.

                  4.1.(d) No Subsidiaries. Neither RAS1 nor RAS2 own any interest in any corporation, partnership or other entity.

         4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by RAS1 and RAS2 pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the general partners of RAS1 and the management and members of RAS2. No other or further partnership or limited liability company act or proceeding on the part of RAS1 or RAS2 is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by RAS1 or RAS2 pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by RAS1 and RAS2 pursuant hereto will constitute, valid binding agreements of RAS1 and RAS2, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by RAS1 or RAS2 pursuant hereto, nor the consummation by RAS1 or RAS2 of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 4.12.(A)) upon any of the assets of RAS1 or RAS2 under, any term or provision of the organizational documents of RAS1 or RAS2 or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which RAS1 or RAS2 is a party or by which RAS1 or RAS2 or any of their assets or properties may be bound or affected.

         4.4. Financial Statements. Included as SCHEDULE 4.4 are true and complete copies of the financial statements of RAS1 and RAS2 consisting of balance sheets of RAS1 and RAS2 as of December 31, 1999, and the related statements of income and cash flows for the year then ended (including the notes contained therein or annexed thereto), (the "Financials"). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of RAS1 or RAS2, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of RAS1 and RAS2 as of the dates and for the years and periods indicated.

         4.5.     Tax Matters.

                  4.5.(a) Provision For Taxes. The provision made for taxes on the Financials is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Financials, and for all years and periods prior thereto. Since the date of the Financials, RAS1 and RAS2 have not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of RAS1 and RAS2.

                  4.5.(b) Tax Returns Filed. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of RAS1 and RAS2 have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. RAS1 and RAS2 have duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of RAS1 and RAS2.

                  4.5.(c) Tax Audits. The federal and state income tax returns of RAS1 and RAS2 have not been audited by the Internal Revenue Service and appropriate state taxing authorities, and RAS1 and RAS2 have not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by RAS1 and RAS2. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                  4.5.(d) Consolidated Group. Neither RAS1 nor RAS2 has been a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

                  4.5.(e) Other. Neither RAS1 nor RAS2 has (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or
         Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

         4.6. Accounts Receivable. All accounts receivable of RAS1 and RAS2 reflected on the Financials, and as incurred in the normal course of business since the date thereof, which are approximately $40,222 for the Waikiki Restaurant and $16,885 for the Kahana Restaurant, represent arm's length transactions actually made in the ordinary course of business; are collectible (net of the reserves shown on the Financials for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute.

         4.7. Inventory. All inventory of RAS1 and RAS2 reflected on the Financials consists of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market value. All current inventory consists of a quality and quantity usable and saleable in the ordinary course of business. All inventory of RAS1 and RAS2 is located on premises owned or leased by RAS1 and RAS2 as reflected in this Agreement.

        4.8. Absence of Certain Changes. Except as and to the extent set forth in SCHEDULE 4.8, since the date of the Financials there has not been:

                  4.8.(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of RAS1 or RAS2;

                  4.8.(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting RAS1's or RAS2's business or properties;

                  4.8.(c) No Increase in Compensation. Other than such thereof as has occurred in the ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of RAS1 or RAS2 (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                  4.8.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of RAS1 or RAS2;

                  4.8.(e) No Commitments. Any material commitment or transaction by RAS1 or RAS2 (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  4.8.(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of RAS1 or RAS2, except in the ordinary course of business;

                  4.8.(g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by RAS1 or RAS2;

                  4.8.(h) No Liens. Any Lien made on any of the properties or assets of RAS1 or RAS2 other than liens for taxes not yet due and payable;

                  4.8.(i) No Amendment of Contracts. Any entering into, amendment or termination by RAS1 or RAS2 of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  4.8.(j) Loans and Advances. Any loan or advance (other than advances to employees in he ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director, manager or employee of RAS1 or RAS2, or any member, partner or Affiliate, except for loans to James Wagner and Allison Catugal, employees of the company in the amounts of _________________________and
         ____________________, respectively, which are being repaid through payroll deductions pursuant to written authorization and which Buyer agrees to continue to deduct and remit to RAS2 so long as the respective employee is employed by Buyer and the written authorizations remain in full force and effect, until such time as the loans are repaid in full; or

                  4.8.(k) No Unusual Events. Any other event or condition not in the ordinary course of business of RAS1 or RAS2.

         4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Financials, or in SCHEDULE 4.10 (Litigation Matters), neither RAS1 nor RAS2 have any Liabilities other than commercial liabilities and obligations incurred since the date of the Financials in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of RAS1 or RAS2. Except as and to the extent described in the Financials or in SCHEDULE 4.10 (Litigation Matters), neither RAS1 nor RAS2 nor any partner or member has knowledge of any basis for the assertion against RAS1 or RAS2 of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of RAS1's and RAS2's business and consistent with past practice.

         4.10. No Litigation. Except as set forth in SCHEDULE 4.10 there is no Litigation pending or threatened against RAS1 or RAS2 (in such capacity), their business, the Restaurants or any of their assets, nor does RAS1 or RAS2 or any member, manager or partner know, or have grounds to know, of any basis for any Litigation.

Except as set forth in SCHEDULE 4.10, neither RAS1 nor RAS2 nor their business or assets or the Restaurants is subject to any Order of any Government Entity.

         4.11.    Compliance With Laws and Orders.

                  4.11.(a) Compliance. RAS1 and RAS2 (including the Restaurants and each and all of their operations, practices, properties and assets) are in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Neither RAS1 nor RAS2 has received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by RAS1 and RAS2 with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                           (i)      The operation of RAS1's and RAS2's
                  businesses as they are now conducted do not, nor does any condition existing at any of the Restaurants, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                           (ii) RAS1 and RAS2 have made all required payments to their unemployment compensation reserve accounts with the appropriate governmental departments of the states where they are required to maintain such accounts, and each of such accounts has a positive balance.

                           (iii) RAS1 and RAS2 have delivered to Buyer copies of any reports of RAS1 and RAS2 for the past five (5) years required under all applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                  4.11.(b) Licenses and Permits. RAS1 and RAS2 have, or will have on the Closing Date, all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Restaurants. All such licenses, permits, approvals, authorizations and consents are described in SCHEDULE 4.11.(B), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in SCHEDULE 4.11.(B), RAS1 and RAS2 (including their operations, properties and assets) are and have been in compliance with all such permits and licenses, approvals, authorizations and consents.

                  4.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this SECTION 4.11, RAS1 and RAS2 are in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against RAS1 and RAS2 relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. There are no past or present (or, to the best of RAS1's, RAS2's, and RYE's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

         4.12.    Title to and Condition of Properties.

                  4.12.(a) Marketable Title. RAS1 and RAS2 have good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") other than liens for taxes not yet due and payable and the interests of the lessors under Real Property Leases and Personal Property Leases ("Permitted Real Property Liens"). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. RAS1 and RAS2 have complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever.

                  4.12.(b) Condition. All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of RAS1 and RAS2), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of RAS1 and RAS2, including the operation of the Restaurants, as conducted during the preceding twelve (12) months. All buildings and other structures owned or otherwise utilized by RAS1 and RAS2 are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  4.12.(c) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of RAS1 or RAS2 is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of RAS1's, RAS2's and RYE's knowledge has any such condemnation, expropriation or taking been proposed.

                  4.12.(d) No Certified Survey Map Required. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by RAS1 or RAS2 to Buyer (or as a prerequisite to the recording of any conveyance document) of any Leased Real Property pursuant to the terms hereof.

         4.13. Insurance. True and correct copies of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of RAS1 and RAS2, have heretofore been delivered to Buyer. No notice of cancellation or termination has been received with respect to any such policy and neither RAS1, RAS2 nor RYE has knowledge of any act or omission that could result in cancellation of any such policy prior to the Closing Date. Effective as of the Closing Date, Buyer will procure its own insurance policies and RAS1 and RAS2 will cancel its policies.

         4.14.    Contracts and Commitments.

                  4.14.(a)  Real Property Leases. Except as set forth in
         SCHEDULE 1.1.(A), neither RAS1 nor RAS2 has leases of real property. The Real Property Leases are in full force and effect, neither RAS1, RAS2 nor RYE is in default of any term, covenant or obligation under any of the Real Property Leases, and no condition exists which, with the passage of time or giving of notice, would constitute a default under any term, covenant or obligation of RAS1, RAS2, RYE or the Restaurants.

                  4.14.(b)  Personal Property Leases. Except as set forth in
         SCHEDULE 1.1.(D), neither RAS1 nor RAS2 has leases of personal property involving consideration or other expenditure in excess of $1,000 or involving performance over a period of more than twelve (12) months.

                  4.14.(c) Purchase Commitments. Neither RAS1 nor RAS2 has any purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive price.

                  4.14.(d) Contracts With Affiliates and Certain Others. Neither RAS1 nor RAS2 has any agreement, understanding, contract or commitment (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by RAS1 or RAS2 on notice of not longer than thirty
         (30) days without liability, penalty or premium of any nature or kind whatsoever.

                  4.14.(e) Collective Bargaining Agreements. Neither RAS1 nor RAS2 is a party to any collective bargaining agreement with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

                  4.14.(f) Loan Agreements. Neither RAS1 nor RAS2 is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  4.14.(g) Guarantees. Neither RAS1 nor RAS2 has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  4.14.(h) Burdensome or Restrictive Agreements. Neither RAS1 nor RAS2 is a party to nor is either bound by any agreement, deed, lease or other instrument which is so burdensome as to materially and adversely affect or impair the operation of RAS1 or RAS2. Without limiting the generality of the foregoing, neither RAS1 nor RAS2 is a party to nor is it bound by any agreement requiring RAS1 or RAS2 to assign any interest in any trade secret or proprietary information, or prohibiting or restricting RAS1 or RAS2 from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  4.14.(i) Other Material Contracts. Neither RAS1 nor RAS2 has any lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $1,000, or involving performance over a period of more than 12 months, or which is otherwise individually material to the operations of RAS1 or RAS2, except as explicitly described in any Schedule.

                  4.14.(j) No Default. To their knowledge, neither RAS1 nor RAS2 is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of RAS1's or RAS2's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by RAS1, RAS2 or the Restaurants. To the knowledge of RAS1 and RAS2, no third party is in default under any lease, contract or commitment to which RAS1 or RAS2 is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         4.15. Labor Matters. Neither RAS1 nor RAS2 has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. RAS1 and RAS2 are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against RAS1 or RAS2 pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting RAS1 or RAS2 nor any secondary boycott with respect to products of RAS1 or RAS2; (d) no question concerning representation has been raised or is threatened respecting the employees of RAS1 or RAS2; (e) no grievance which might have a material adverse effect on RAS1 or RAS2, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against RAS1 or RAS2 concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity, except as disclosed on SCHEDULE 4.10.

         4.16. Employee Benefit Plans. RAS1 and RAS2 have provided and/or identified each "employee benefit plan," as defined in Section 3(3) of ERISA which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last five (5) years maintained, administered or contributed to by RAS1 and RAS2 or any affiliate (as defined in Section 407(d)(7) of ERISA) and covers any employee or former employee of RAS1 or RAS2 or any affiliate or under which RAS1 or RAS2 or any affiliate has any liability. Such plans are referred to collectively herein as the "Employee Plans." None of the Employee Plans would, individually or collectively, constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA, including, without limitation, a "multiemployer plan," as defined in Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. It is understood and agreed that Buyer is not assuming any Employee Plans or liabilities associated therewith, and that RAS1 and RAS2 shall retain all such Employee Plans, including all obligations deriving directly or indirectly from sponsoring or participating in such Employee Plans.

         Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Plan. No assets of RAS1 or RAS2 are or could be subject, directly or indirectly, to any liability or lien by reason of any action or inaction taken with respect to any Employee Plan maintained by RAS1 or RAS2.

         RAS1 and RAS2 have no liability in respect of post-retirement health and medical benefits for retired employees of RAS1 or RAS2 or any Affiliate, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). RAS1 and RAS2 have reserved their rights to amend or terminate any Employee Plan or other benefit arrangement providing health or medical benefits in respect of any active employee of RAS1 and RAS2 under the terms of any such plan and descriptions thereof given to employees. With respect to any Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that RAS1 and RAS2 and any affiliate have no (and will not incur any) loss, assessment, tax penalty or other sanction with respect to any such plan.

         There has been no amendment to, written interpretation or announcement (whether or not written) by RAS1, RAS2 or any affiliate relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

         4.17. Employment Compensation. SCHEDULE 4.17 contains a true and correct list of all employees to whom RAS1 or RAS2 is paying compensation, including bonuses and incentives, at an annual rate in excess of Twenty Thousand Dollars ($20,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         4.18. Trade Rights. In order to conduct the business of RAS1, RAS2 and the Restaurants as such is currently being conducted or proposed to be conducted, neither RAS1 nor RAS2 requires any Trade Rights that it does not already have. Neither RAS1 nor RAS2 is infringing and has not infringed any Trade Rights of another in the operation of the business of RAS1 and RAS2, nor is any other person infringing the Trade Rights of RAS1 or RAS2. Neither RAS1 nor RAS2 has granted any license or made any assignment of any Trade Right, and no other person has any right to use any Trade Right owned or held by RAS1 and RAS2, except for other operators of Outback Steakhouse(R) restaurants. Neither RAS1 nor RAS2 pays any royalties or other consideration for the right to use any Trade Rights of others, except for the payments to Buyer. There is no Litigation pending or threatened to challenge RAS1's or RAS2's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of RAS1 and RAS2. All Trade Rights of RAS1 and RAS2 are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of RAS1 or RAS2.

         4.19.    Major Suppliers. SCHEDULE 4.19. contains a list of the five
(5) largest suppliers to RAS1 and RAS2 for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither RAS1, RAS2 nor RYE has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on SCHEDULE 4.19. will not continue to be suppliers to the business of RAS1 and RAS2 after the Closing and will not continue to supply the Restaurants with substantially the same quantity and quality of goods at competitive prices.

         4.20.    Affiliates' Relationships to Company.

                  4.20.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between RAS1 or RAS2 and any Affiliate are described on SCHEDULE 4.20.(A).

                  4.20.(b) No Adverse Interests. Other than RY-8, Inc. (as a joint venture partner with OS Pacific,

         Inc. in that certain joint venture known as "Roy's/Outback Joint Venture"), no Affiliate has any direct or indirect interest in (i) any entity which does business with RAS1 or RAS2 or is competitive with RAS1's or RAS2's business, or (ii) any property, asset or right which is used by RAS1 or RAS2 in the conduct of its business or the operation of the Restaurants.

                  4.20.(c) Obligations. All obligations of any Affiliate to RAS1 or RAS2, and all obligations of RAS1 or RAS2 to any Affiliate, are listed on SCHEDULE 4.20.(C).

         4.21. Partner List. SCHEDULE 4.21 sets forth a complete list of all of the partners in RAS1 on the date hereof.

         4.22.    Member List. RAS1 is the sole member and manager of RAS2.

         4.23. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of RAS1 and RAS2 as presently conducted.

         4.24. No Brokers or Finders. Neither RAS1 nor RAS2 nor any of their directors, officers, employees, managers, partners, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.25. Disclosure. No representation or warranty by RAS1, RAS2 and/or RYE in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of RAS1, RAS2 or RYE pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of RAS1, RAS2 or RYE shall be deemed representations and warranties by RAS1, RAS2 and RYE.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to RAS1, RAS2 and RYE, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by RAS1 or RAS2 or any notice to RAS1 or RAS2, and shall survive the Closing of the transactions provided for herein for a period of two (2) years from the Closing Date.

         5.1.     Organization.

                  5.1.(a) Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida.

                  5.1.(b) Power. Buyer has all requisite limited partnership power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the general partner of Buyer. No other partnership act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3. No Brokers or Finders. Neither Buyer nor any of its partners, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         5.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6.       EMPLOYEES - EMPLOYEE BENEFITS

         6.1. Affected Employees. "Affected Employees" shall mean employees of the RAS1 and RAS2 who are employed by Buyer immediately after the Closing.

         6.2. Retained Responsibilities. RAS1 and RAS2 agree to satisfy, or cause their insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under RAS1's or RAS2's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the RAS1 and RAS2, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

         6.3. Payroll Tax. RAS1 and RAS2 have made a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Date. RAS1 and RAS2 also have issued, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Effective Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Date for Affected Employees.

         6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after the Effective Date. If any action on the part of RAS1 or RAS2 prior to the Closing, or if the sale to Buyer of the business and assets of RAS1 or RAS2 pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of RAS1 or RAS2, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local law, such Liability shall be the sole responsibility of RAS1, RAS2 and RYE, and RAS1, RAS2 and RYE shall, jointly and severally, indemnify and hold harmless Buyer against such Liability.

         6.5. No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of RAS1's or RAS2's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

7.       OTHER MATTERS

         7.1. Pre-Effective Date Revenue and Expenses. RAS1 and RAS2 shall be responsible for all expenses, debts and other Liabilities of RAS1, RAS2 and the Restaurants arising out of or relating to periods prior to the Effective Date.

         7.2 Post-Effective Date Revenue and Expenses. The Buyer shall be responsible for all expenses, debts and other Liabilities of the Restaurants arising out of or relating to periods as of and subsequent to the Effective Date.

         7.3 Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Restaurants and the business of RAS1 and RAS2 being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to
SECTION 7.3 hereof, RAS1, RAS2 and RYE hereby covenant and agree as follows:

                  7.3(a)   Noncompetition. For a two (2) year period commencing
         on the Closing Date, neither RAS1, RAS2 nor RYE shall, individually or jointly with others, directly or indirectly, whether for their own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a restaurant business with a theme, decor or principal food the same as or similar to that of any restaurant business of the Buyer or its Affiliates (including, but not limited to, Italian or steakhouse restaurants), and which is located or intended to be located anywhere within a radius of thirty (30) miles of any restaurant owned or operated by the Buyer or its Affiliates or any proposed restaurant to be owned or operated by any of the foregoing, and neither RAS1, RAS2 nor RYE shall act as a partner, consultant, principal, agent, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; PROVIDED, HOWEVER, that it shall not be a violation of this SECTION 7.3(A) for RAS1, RAS2 or RYE to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission. For purposes of this SECTION 7.3(A), restaurants owned or operated by the Buyer shall include restaurants operated or owned by an Affiliate of the Buyer, any successor entity to the Buyer, and any entity in which the Buyer has an interest, including but not limited to, an interest as franchisor. The term "proposed restaurant" shall include all locations for which the Buyer or its Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon.

                  7.3.(b) Nondisclosure; Nonsolicitation. At no time prior to or subsequent to Closing, shall RAS1, RAS2 or RYE, for the benefit of RAS1, RAS2, RYE or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of the Buyer, its Affiliates or the Restaurants, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes or know-how of any of the Buyer or its Affiliates. Moreover, for a period of two (2) years from the Closing, neither RAS1, RAS2 nor RYE shall offer employment to any employee of the Buyer or its Affiliates, or otherwise solicit or induce any employee of either of the Buyer or its Affiliates to terminate their employment, nor shall RAS1, RAS2 or

         RYE act as a partner, consultant, principal, agent, owner or part owner, or in any other capacity, for any person or entity which solicits or otherwise induces any employee of the Buyer or its Affiliates to terminate their employment.

                  7.3.(c) Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in SECTION 7.3(A) AND (B) hereof are reasonable and properly required for the adequate protection of the Buyer's interests. RAS1, RAS2 and RYE acknowledge that all rights of RAS1, RAS2 and RYE to the Outback Steakhouse(R) trademarks and restaurant operating system have been transferred to Buyer (or terminated) pursuant to this Agreement in reliance on the covenants contained in SECTION 7.3 hereof. It is agreed by the parties hereto that if any portion of the restrictions contained in SECTION
         7.3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against RAS1, RAS2 and RYE. If RAS1, RAS2 or RYE shall violate any of the covenants contained herein and if any court action is instituted by the Buyer to prevent or enjoin such violation, then the period of time during which the against RAS1's, RAS2's or RYE's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the RAS1, RAS2 or RYE's breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

         In the event it is necessary for the Buyer to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in SECTION 7.3 hereof, the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys' fees, of such proceedings including appellate proceedings.

                  7.3.(d) Specific Performance. RAS1, RAS2 and RYE agree that a breach of any of the covenants contained in SECTION 7.3 hereof will cause irreparable injury to the Buyer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain RAS1, RAS2 and RYE from any threatened or actual activities in violation of any such covenants. RAS1, RAS2 and RYE hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Buyer does apply for such an injunction, neither RAS1, RAS2 nor RYE shall raise as a defense thereto that the Buyer has an adequate remedy at law.

         7.4. Use of Name. Following the Closing, neither RAS1 nor RAS2 nor any Affiliate of them shall, without the prior written consent of Buyer, make any use of the name "Outback" or any other name confusingly similar thereto, except in connection with the Roy's/Outback Joint Venture and as may be necessary for RAS1 or RAS2 to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

         7.5. Sales Tax Matters. At or prior to the Closing, RAS1 and RAS2 shall obtain a sales tax clearance certificate from the Hawaii Department of Taxation.

         7.6. Unemployment Compensation. RAS1 and RAS2 shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of RAS1's and RAS2's portion of the Hawaii unemployment compensation fund, if any, or rating applicable to Affected Employees, to the extent Buyer elects to transfer and assume such amounts or rating. In connection therewith, RAS1 and RAS2 will execute such documents as Buyer may reasonably request in order to effectuate such transfer.

         7.7. Bulk Sales Compliance. Following the execution of this Agreement, unless compliance with this SECTION 7.7 is waived by Buyer, Buyer, RAS1, RAS2 and RYE shall cooperate in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, in such a way as to provide Buyer the greatest measure of protection against the creditors of RAS1 and RAS2 allowable under all such statutes.

8.       FURTHER COVENANTS OF RAS1, RAS2 AND RYE

         RAS1, RAS2, and RYE covenant and agree as follows:

         8.1. Access to Information and Records. During the period prior to the Closing, RAS1 and RAS2 shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of RAS1 and RAS2 for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and RAS1 and RAS2 shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of RAS1 and RAS2 as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of RAS1 and RAS2 in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with RAS1 and RAS2.

         8.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

                  8.2.(a) No Changes. RAS1 and RAS2 will carry on their business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                  8.2.(b) Maintain Organization. RAS1 and RAS2 will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of RAS1 and RAS2 and will use its best efforts to preserve the business organization of RAS1 and RAS2 intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with RAS1 and RAS2.

                  8.2.(c) No Breach. RAS1, RAS2 and RYE will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by RAS1, RAS2 and/or RYE herein, or which would have required disclosure on SCHEDULE
         4.8 had it occurred after the date of the Financials and prior to the date of this Agreement.

                  8.2.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of RAS1 or RAS2, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the RAS1 or RAS2 (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedules had they been in existence on the date of this Agreement.

                  8.2.(e)  No Organizational Changes.

                           (i) RAS1 shall not amend its Certificate of Limited Partnership or Partnership Agreement or admit any additional partners.

                           (ii) RAS2 shall not amend its Articles of Organization or Operating Agreement or admit any additional members.

                  8.2.(f) Maintenance of Insurance. RAS1 and RAS2 shall maintain all of the insurance in effect as of December 31, 1999 and shall procure such additional insurance as shall be reasonably requested by Buyer.

                  8.2.(g) Maintenance of Property. RAS1 and RAS2 shall use, operate, maintain and repair all property of RAS1 or RAS2 in a normal business manner.

                  8.2.(h) Interim Financials. RAS1 and RAS2 will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

                  8.2.(i) No Negotiations. Neither RAS1, RAS2 nor RYE will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of RAS1 or RAS2, the Restaurants, RAS1's or RAS2's assets or business or any part thereof or any ownership interests in RAS1 or RAS2 (an "acquisition proposal"), and RAS1, RAS2 and RYE shall immediately advise Buyer of the receipt of any acquisition proposal.

         8.3. Consents. RAS1, RAS2 and RYE will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby. Buyer agrees to reasonably cooperate with RAS1 and RAS2 in securing such consents.

         8.4. Other Action. RAS1, RAS2 and RYE shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         8.5. Disclosure. RAS1, RAS2 and RYE shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by RAS1, RAS2 and RYE in this Agreement, and the statements contained in the Disclosure Schedules or in any instrument, list, certificate or writing delivered by RAS1 or RAS2 pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         9.2. Compliance With Agreement. RAS1, RAS2 and RYE shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in SECTION 12.1.

         9.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, RAS1 or RAS2 or any of the Affiliates, officers, managers, general partners or directors of any of them, with respect to the transactions contemplated hereby.

         9.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedules shall not be a condition to Buyer's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the Restaurants', RAS1's and RAS2's sales or expenditures. After the Closing, RAS1, RAS2 and RYE will continue to use their best effects to obtain any such consents or approvals, and neither RAS1, RAS2 nor RYE shall hereby be relieved of any liability hereunder for failure to perform any of their respective covenants or for the inaccuracy of any representation or warranty.

         9.5. Estoppel Certificates. RAS1 and RAS2 shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by RAS1 and RAS2 under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

         9.6. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

10.      CONDITIONS PRECEDENT TO RAS1'S AND RAS2'S OBLIGATIONS

         Each and every obligation of RAS1, RAS2 and RYE to be performed on the Closing Date shall be subject to the satisfaction (or waiver by RAS1 or RAS2) prior to or at the Closing of the following conditions:

         10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         10.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in SECTION 12.2.

         10.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, RAS1 or RAS2 or any of their Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of RAS1 and RAS2 shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation RAS1 and RAS2 will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

         10.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

11.      INDEMNIFICATION

         11.1. By RAS1, RAS2 and RYE. Subject to the terms and conditions of this ARTICLE 11, RAS1, RAS2 and RYE, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, partners, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of RAS1, RAS2 or RYE contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of RAS1, RAS2 or RYE contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) any Claim of or against RAS1 or RAS2, the Purchased Assets, the Restaurants or the business of RAS1 or RAS2 not specifically assumed by Buyer pursuant hereto. As used in this ARTICLE 11, the term "Claim" shall include (i) all Liabilities;
(ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         11.2. By Buyer. Subject to the terms and conditions of this ARTICLE 11, Buyer hereby agrees to indemnify, defend and hold harmless RAS1, RAS2, RYE and their partners, managers, directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (c) all Claims asserted against RAS1, RAS2 or RYE resulting from one or more occurrences in the Restaurants on or after the Effective Date, to the extent not covered by RAS1's, RAS2's or RYE's insurance, which are not the result of any action, inaction or negligence of RAS1, RAS2 or RYE; or (d) all Claims of or against RAS1 or RAS2 specifically assumed by Buyer pursuant hereto.

         11.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this ARTICLE 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  11.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the

         "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this ARTICLE 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  11.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  11.3.(c) Indemnified Party's Rights. Anything in this ARTICLE 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         11.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this ARTICLE 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this
ARTICLE 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to eight percent (8%). Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         11.5. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

         11.6. Survival of Indemnification. The indemnification obligations of the parties contained in this

Article 11 shall survive the date of this Agreement and the Closing Date for a period of three (3) years following the Closing Date, except that the indemnification obligations relating to the representations and warranties regarding tax obligations shall survive until one (1) year after the expiration of the applicable statute of limitations for such tax obligations.

12.      CLOSING

         The closing of this transaction (the "Closing") shall take place on ________ _____, 2000, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

         12.1. Documents to be Delivered by RAS1, RAS2 and RYE. At the Closing, RAS1, RAS2 and RYE, as applicable, shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  12.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                  12.1.(b) Compliance Certificate. A certificate signed by RYE, the general partner of RAS1 and the manager of RAS2 that each of the representations and warranties made by RAS1, RAS2 and RYE in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that RAS1, RAS2 and RYE have performed and complied with all of RAS1's, RAS2's and RYE's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.1.(c) Employment and Noncompetition Agreements. The Employment and Partnership Agreements referred to in SECTION 2.1.(A)(IV) AND (V), duly executed by the persons referred to in such Section.

                  12.1.(d) Certified Resolutions. A certified copy of the resolutions of the General Partner of RAS1 and the Manager of RAS2 authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.1.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  12.1.(f) Payroll Deduction Authorizations. The payroll deduction authorizations referenced in SECTION 4.8.(J) and signed by James Wagner and Allison Catugal.

                  12.1.(g) Lease Assignment Documents. An Assignment of Lease executed by RAS1 and RAS2, as applicable, for each of the Real Property Leases, and a Consent to each such assignment executed by the landlord of such property.

                  12.1.(h) Franchise Assignments. Assignments of the Franchise Agreements for the Restaurants, executed by RAS1 and RAS2.

                  12.1.(i) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to RAS1 and RAS2 the following documents, in each case duly executed or otherwise in proper form:

                  12.2.(a) Cash Purchase Price. A certified or bank cashier's check (or wire transfer) as required by SECTION 3.2.(C) hereof.

                  12.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of RAS1 and RAS2 and its counsel to evidence the assumption of RAS1's and RAS2's Liabilities as provided for in ARTICLE 2.

                  12.2.(c) Compliance Certificate. A certificate signed by the general partner of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by RAS1 and RAS2), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  12.2.(d) Certified Resolutions. A certified copy of the resolutions of the general partner of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  12.2.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to RAS1 and RAS2 by Buyer pursuant to the terms hereof.

                  12.2.(f) Other Documents. All other documents, instruments or writings required to be delivered to RAS1 and RAS2 at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as RAS1 and RAS2 may reasonably request.

13.      TERMINATION

         13.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

                  13.1.(a) by mutual written agreement of Buyer, RAS1 and RAS2, or

                  13.1.(b) by either Buyer or RAS1 and RAS2 if the Closing shall not have occurred on or before December 31, 2000, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

         13.2.    Termination for Breach.

                  13.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by RAS1,

         RAS2 or RYE of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) RAS1 or RAS2 shall have attempted to terminate this Agreement under this ARTICLE 13 or otherwise without grounds to do so, then Buyer may, by written notice to RAS1 or RAS2 at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
         SECTION 13.2.(C) hereof.

                  13.2.(b) Termination by RAS1 and RAS2. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by RAS1 and RAS2, or (ii) there has been a failure of satisfaction of a condition to the obligations of RAS1 and RAS2 which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this ARTICLE 13 or otherwise without grounds to do so, then RAS1 and RAS2 may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in SECTION 13.2.(c) hereof.

                  13.2.(c) Effect of Termination. Termination of this Agreement pursuant to this SECTION 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Subject to the foregoing, the parties' obligations under ARTICLE 11, SECTIONS 7.3. AND 14.5. of this Agreement shall survive termination.

14.      MISCELLANEOUS

         14.1. Disclosure Schedules. Information set forth in the disclosure schedules ("Disclosure Schedules") specifically refer to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

         14.2. Further Assurance. From time to time, upon request and without further consideration, the parties will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby including, but not limited to vesting in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

         14.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either RAS1 and RAS2 or Buyer or its Affiliates shall be subject to the approval of the other in all essential respects, except that RAS1's and RAS2's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission or the NASDAQ National Market System or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NASDAQ.

         14.4.    Assignment; Parties in Interest.

                  14.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or Affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to RAS1 and RAS2 hereunder.

                  14.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         14.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         14.6. Amendment and Modification. Buyer, RAS1 and RAS2 may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         14.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or (b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           Outback/Hawaii-I, Limited Partnership
                           c/o Outback International
                           Lenox Center
                           3355 Lenox Road, Suite 600
                           Atlanta, GA  30326
                           Attention:Greg Walther
                           Facsimile:404-231-4329

                           (with a copy to)

                           Joseph J. Kadow
                           Outback Steakhouse, Inc.
                           2202 North Westshore Blvd.
                           5th Floor
                           Tampa, FL  33607
                           Facsimile:813-281-2114

or to such other person or address as Buyer shall furnish to RAS1 and RAS2 in writing.

                  (b)      If to RAS1, RAS2 or RYE, to:

                           Roy Yamaguchi Enterprises, Inc.
                           6600 Kalanianaole Highway
                           Honolulu, HI 96825
                           Attention:  Roy Yamaguchi, President
                           Facsimile: (808) 396-8706

                           (with a copy to)

                           Terrence M. Lee, Esquire
                           745 Fort Street, Suite 600
                           Honolulu, HI  96813
                           Facsimile:  808-538-8705

or to such other person or address as RAS1 and RAS2 shall furnish to Buyer in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

         14.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                  14.8.(a) Brokerage. RAS1, RAS2, RYE and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold RAS1, RAS2 and RYE harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. RAS1, RAS2 and RYE, jointly and severally, agree to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of either RAS1 or RAS2 or RYE in connection with the execution of this Agreement or the transactions provided for herein.

                  14.8.(b) Expenses to be Shared Equally. The parties shall equally share the cost of the following:

                           (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                           (ii) Professional Fees. All fees of RAS1's and RAS2's legal counsel, Terrence M. Lee, in connection with the transactions contemplated hereby, except that they Buyer shall be solely responsible for all fees and expenses related to liquor license transfers for the Restaurants.

                  14.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  14.8.(d) Costs of Litigation. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in SECTION 14.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         14.9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. Without limiting the generality of the foregoing, this Agreement supersedes that certain binding letter of intent between the parties dated January 26, 2000.

         14.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         14.12. Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean any individual or entity (hereafter a "Person"), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, as applicable. The term "control" as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.









         IN WITNESS WHEREOF, the parties have executed this Agreement on _______________, 2000, effective as of the date and year first above written.


                                    "BUYER"

                                    OUTBACK/HAWAII-I, LIMITED PARTNERSHIP,
                                    A FLORIDA LIMITED PARTNERSHIP

                                    By: OUTBACK STEAKHOUSE INTERNATIONAL, L.P.,
                                        a Georgia limited partnership,
                                        its sole general partner

                                    By: CONNERTY INTERNATIONAL, INC.,
                                        a Florida corporation,
                                        its sole general partner


                                    By
                                       ----------------------------------------
                                       Greg L. Walther, Chief Financial Officer

                                       "RAS1"

                                       ROY'S AUSSIE STEAKHOUSE, L.P.,
                                       A DELAWARE LIMITED PARTNERSHIP

                                       By Its General Partners:

                                          ROY YAMAGUCHI ENTERPRISES, INC.,
                                          a Hawaii corporation

                                          By:
                                              ---------------------------------
                                              Roy Yamaguchi, President


                                              ---------------------------------
                                              BRUCE L. UITTO


                                       "RAS2"

                                       ROY'S AUSSIE STEAKHOUSE NUMBER TWO, LLC,
                                       A DELAWARE LIMITED LIABILITY COMPANY

                                       By its Manager:

                                          ROY'S AUSSIE STEAKHOUSE, L.P.

                                          By Its General Partners:

                                             ROY YAMAGUCHI ENTERPRISES, INC.,
                                             a Hawaii corporation

                                             By:
                                                 ------------------------------
                                                 Roy Yamaguchi, President

                                             and

                                                 ------------------------------
                                                 BRUCE L. UITTO


                                       "RYE"

                                       ROY YAMAGUCHI ENTERPRISES, INC.,
                                       A HAWAII CORPORATION

                                          By:
                                              ---------------------------------
                                              Roy Yamaguchi, President